May 17, 2001

     Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549

     Dear Sir/Madam:

     We have read the four paragraphs of Item 4, part (a) included in the Form 8-K dated May 17, 2001 of Aearo Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

     Very truly yours,



     /s/ Arthur Andersen LLP



     cc: Mr. Jeffrey S. Kulka, Vice President, Finance, and Treasurer
            Aearo Corporation